Exhibit 99.1

NEWS RELEASE

GRAY CLOSES schurz ACQUISITION, RELATED transactions,

and incremental term loan facility

Atlanta, Georgia – February 16, 2016. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) announced that it has closed its acquisition of television stations from Schurz Communications, Inc. (“Schurz”) and related station acquisitions and divestitures with other counter-parties.

Gray Television President and CEO Hilton Howell said, “Over the past 27 months, Gray has expanded its portfolio of leading local television stations from 36 to 50 markets through prudent, strategic transactions. Just as importantly, we have added hundreds of dedicated professionals to our ranks. Today, we are thrilled to welcome the many talented individuals from the Schurz stations and WLUC to the Gray corporate family.”

The acquisition cost, net of proceeds received from dispositions and excluding transaction costs, for the Schurz acquisition and related transactions was approximately $415.3 million. We funded the acquisitions through a term loan under our senior credit agreement in the amount of $425.0 million.

About Gray Television:

Gray Television, Inc. (NYSE: GTN and GTN.A) is a television broadcast company headquartered in Atlanta, Georgia, that owns and operates television stations and leading digital assets in markets throughout the United States. We currently own and/or operate 92 television stations across 50 television markets that collectively broadcast approximately 180 program streams including 35 channels affiliated with the CBS Network, 26 channels affiliated with the NBC Network, 19 channels affiliated with the ABC Network and 13 channels affiliated with the FOX Network. We own number-one or number-two ranked television station operations in essentially all of our markets, which collectively cover approximately 9.4 percent of total United States television households.

Gray Contacts:

www.gray.tv

Hilton H. Howell, Jr., President and Chief Executive Officer, 404-266-5512

Jim Ryan, Executive Vice President and Chief Financial Officer, 404-504-9828

Kevin P. Latek, Executive Vice President, Chief Legal and Development Officer, 404-504-9828

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4370 Peachtree Road, NE, Atlanta, GA 30319 | P 404.504.9828 F 404.261.9607 | www.gray.tv